                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                          BUCYRUS INTERNATIONAL, INC.
                                      by
                           BUCYRUS ACQUISITION CORP.
                             a corporation formed
    at the direction of American Industrial Partners Capital Fund II, L.P.
                                      at
                             $18.00 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, SEPTEMBER 23, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 21, 1997 AMONG AMERICAN INDUSTRIAL PARTNERS ACQUISITION COMPANY, LLC, BUCYRUS ACQUISITION CORP. AND BUCYRUS INTERNATIONAL, INC. THE BOARD OF DIRECTORS OF BUCYRUS INTERNATIONAL, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES, WHICH REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) THE RECEIPT AND IMMEDIATE AVAILABILITY OF FINANCING SUFFICIENT IN AMOUNT TO ENABLE THE PURCHASER TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE CERTAIN INDEBTEDNESS FOR BORROWED MONEY OF THE COMPANY AND TO PAY RELATED FEES AND EXPENSES, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                               ---------------
                                   IMPORTANT

  Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent at the location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               ---------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]

                               ---------------

August 26, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 INTRODUCTION
 THE OFFER
     1. Terms of the Offer...............................................     3
     2. Acceptance for Payment and Payment...............................     4
     3. Procedure for Tendering Shares...................................     5
     4. Withdrawal Rights................................................     8
     5. Certain Federal Income Tax Consequences..........................     8
     6. Price Range of the Shares; Dividends on the Shares...............     9
     7. Effect of the Offer on the Market for the Shares; Stock Listing;
         Exchange Act Registration; Margin Regulations ..................     9
     8. Certain Information Concerning the Company.......................    10
     9. Certain Information Concerning American Industrial Partners,
         Capital Fund II, L.P., Parent and the Purchaser.................    13
    10. Source and Amount of Funds.......................................    15
    11. Background of the Offer; Purpose of the Offer and the Merger; The
         Merger Agreement and Certain Other Agreements...................    17
    12. Plans for the Company; Other Matters.............................    31
    13. Dividends and Distributions......................................    34
    14. Conditions of the Offer..........................................    34
    15. Certain Legal Matters............................................    36
    16. Fees and Expenses................................................    38
    17. Miscellaneous....................................................    39

SCHEDULE I--The Sole Member, General Partners, Directors and Executive Officers of Bucyrus Acquisition Corp., American Industrial Partners Acquisition Company, LLC, American Industrial Partners Capital Fund II, L.P., American Industrial Partners II, L.P., and American Industrial Partners Corporation.

TO THE HOLDERS OF COMMON STOCK OF BUCYRUS INTERNATIONAL, INC.:

                                 INTRODUCTION

  BUCYRUS ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of AMERICAN INDUSTRIAL PARTNERS ACQUISITION COMPANY, LLC, a Delaware limited liability company ("Parent"), hereby offers to purchase any and all issued and outstanding shares of common stock ("Common Stock"), par value $.01 per share (the "Shares") of Bucyrus International, Inc., a Delaware corporation (the "Company"), at a price of $18.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent") in connection with the Offer, and American Stock Transfer & Trust Company which is acting as the Depositary (the "Depositary") in connection with the Offer.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE
SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that, as of August 21, 1997, there were
(i) 10,534,574 shares of Common Stock issued and outstanding and (ii) outstanding options and other rights to purchase an aggregate of 626,000 shares of Common Stock. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing and giving effect to the exercise of all outstanding options and other rights, the Purchaser believes that the Minimum Condition will be satisfied if 5,691,893 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

  As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein concurrently with the execution and delivery of the Merger Agreement, Jackson National Life Insurance Company, a Michigan corporation (the "Stockholder"), which together with PPM America, Inc., a Delaware corporation, shares voting power and dispositive power with respect to 4,228,382 Shares, has entered into a Stockholder Agreement (the "Stockholder Agreement"), dated as of August 21, 1997, with Parent and the Purchaser. Pursuant to the Stockholder Agreement, the Stockholder has agreed, among other things, to tender its Shares in the Offer, to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger and to grant Parent an option (the "JNL Option") with respect to such Shares upon the terms and subject to the conditions set forth therein.

  As an inducement to the Company's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership ("AIP Capital Fund"), and the Company have entered into a Guarantee, dated as of August 21, 1997 (the "Guarantee"), pursuant to which, among other things, AIP Capital Fund has agreed unconditionally and irrevocably, for the benefit of the Company to guarantee the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement; provided that the aggregate liability to which AIP Capital Fund may become subject pursuant to the Guarantee or otherwise in connection with the transactions contemplated by the Merger Agreement will not in any event exceed $7,000,000. The Guarantee terminates upon the earliest of (i) the consummation of the Merger, (ii) October 7, 2004 or (iii) the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 21, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent or the Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under Delaware law) will be cancelled and extinguished and converted into the right to receive the Offer Price or any higher price per share of Common Stock paid in the Offer (the "Merger Consideration"), in cash payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 11.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  Jefferies & Company, Inc., the Company's financial advisor ("Jefferies"), has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion") to the effect that the consideration to be received by the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement, is fair to such holders, from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to stockholders of the Company.

  The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be twenty (20) business days after the date the Offer is commenced, but that if all conditions to the Offer shall not have been satisfied or waived by such date, the Purchaser may, from time to time, in its sole discretion, extend the expiration date. In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding shares of Common Stock, the Purchaser may extend the Offer for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the Delaware General Corporation Law (the "DGCL"), except as otherwise provided below, the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent and the Purchaser acquire in the aggregate at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and the

Purchaser do not own 90% of the outstanding shares of Common Stock following consummation of the Offer, Parent and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, September 23, 1997, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the receipt, and immediate availability of financing sufficient in amount to enable the Purchaser to consummate the Offer and the Merger, and to refinance certain indebtedness for borrowed money of the Company and to pay related fees and expenses, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Price and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the Offer Price or change the form of consideration payable in the Offer or decrease the number of Shares sought, or impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled Expiration Date of the Offer, which is twenty business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. In addition, under the terms of the Merger Agreement, if, immediately prior to the initial Expiration Date, the Shares tendered and not withdrawn equal less than 90% of the outstanding shares of Common Stock, the Purchaser may extend the Offer for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer may have been satisfied, so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and
14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company or the Philadelphia Depositary Trust Company (either, the "Book-Entry Transfer Facility") for purposes of the

Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers Automated Quotation System, Inc. (the "NASDAQ") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser,

Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 23, 1997.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than eighteen (18) months at the date of sale.

  A holder of Shares who perfects such stockholder's appraisal rights, if any, under the DGCL probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

  The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each stockholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain stockholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The shares of Common Stock are traded on the NASDAQ under the symbol "BCYR". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock on the NASDAQ and quarterly cash dividends based on published financial sources.

                                                        COMMON STOCK
                                                 -------------------------------
                                                  HIGH   LOW      CASH DIVIDENDS
                                                 ------- ----     --------------
   1995
     First Quarter.............................. $ 7 7/8 $  4          $--
     Second Quarter.............................   6 7/8   4 3/16       --
     Third Quarter..............................  11 1/4   5 1/16       --
     Fourth Quarter.............................   9 1/4    7           --
   1996
     First Quarter.............................. $10 1/4   6 3/4       $--
     Second Quarter.............................  11 3/4    7           --
     Third Quarter..............................  10 1/2   8 1/4        --
     Fourth Quarter.............................   9 3/4   7 3/8        --
   1997
     First Quarter.............................. $ 8 5/8   6 5/8        --
     Second Quarter.............................  11 1/2    8           --
     Third Quarter (through August 21, 1997)....      18  10 1/2        --

  On July 29, 1997, the last full trading day prior to the public announcement of the execution of a letter of intent by the Company and AIP Capital Fund regarding the proposed acquisition of the Company by AIP Capital Fund or an affiliated entity, the last reported sales price of the Shares on the NASDAQ was $12 5/8 per share of Common Stock. On August 25, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NASDAQ was $17 3/4 per share of Common Stock. Stockholders are urged to obtain a current market quotation for the Shares.

  The payment of Common Stock dividends is restricted under the terms of an agreement with the Company's lenders. Under such restrictions, the payment of Common Stock dividends is not currently permitted. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends on the Common Stock.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Common Stock is listed on the NASDAQ. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the NASDAQ System. The NASD requires that an issuer have at least 100,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $200,000, have total assets of at least $2 million and have capital and surplus (total shareholders' equity) of at least $1 million. If the NASDAQ System were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of August 21, 1997, 10,534,574 Shares were issued and outstanding.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Common Stock under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NASDAQ and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company is a major manufacturer of large-scale excavation equipment used in surface mining and other earth moving operations. The Company is a Delaware corporation with its principal executive offices at P.O. Box 500, 1100 Milwaukee Avenue, South Milwaukee, WI 53172. The telephone number of the Company at such offices is (414) 768-4000.

  On August 26, 1997, the Company consummated the acquisition (the "Marion Acquisition") of certain assets and liabilities of The Marion Power Shovel Company, a subsidiary of Global Industrial Technologies, Inc. ("Global") and certain subsidiaries and divisions of Global that represent Global's surface mining equipment business in Australia, Canada and South Africa (collectively, "Marion"). The purchase price for Marion was $40.1 million, subject to post-closing adjustments which would have reduced the purchase price by approximately $3.7 million if the Marion Acquisition had been consummated on June 30, 1997. The Company financed the Marion Acquisition and related fees and expenses using an unsecured bridge loan (the "Bridge Loan") provided by PPM America Special Investments Fund, L.P. (the "PPM Fund"), an affiliate of the Stockholder. The Bridge Loan was funded on August 26, 1997 (immediately prior to consummation of the Marion Acquisition) in the amount of $45.0 million.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the six months ended June 30, 1997, both filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                          BUCYRUS INTERNATIONAL, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                         SIX MONTHS ENDED     FISCAL YEARS ENDED     PERIOD ENDED
                         ----------------- ------------------------- ------------
                         JUNE 30, JUNE 30, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                           1997     1996       1996         1995       1994(1)
                         -------- -------- ------------ ------------ ------------
OPERATING DATA:
  Net Sales............. $143,762 $130,820   $263,786     $231,921      $7,810
  Operating Income
   (loss)...............    9,771    6,407     13,193       (6,508)       (143)
  Net Earnings (loss)...    3,423      910      2,878      (18,772)       (552)
  Net Earnings (loss)
   per share............     0.33     0.09       0.28        (1.84)       (.05)
BALANCE SHEET DATA (AT
 END OF PERIOD):
  Total Assets..........  198,513  173,322    172,895      174,038         --
  Total Liabilities.....  157,446  138,160    135,434      139,358         --
  Stockholders' Equity..   41,067   35,162     37,461       34,680         --

--------
(1) As discussed in the Company's Form 10-K for the fiscal year ending December 31, 1996, the Company accounted for reorganization under Chapter 11 of the Bankruptcy Code effective December 14, 1994 using the principles of fresh start reporting as required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". Accordingly, the consolidated financial statements of the Company are not comparable to the consolidated financial statements of periods prior to December 14, 1994.

  Approximately 40.14% of the Shares are held by the Stockholder, who has agreed, among other things, to tender, or cause to be tendered, all Shares owned by it pursuant to the Offer. The Stockholder also has granted to Parent a proxy to vote the Shares owned by them in favor of the Merger. See Section 11.

  Certain Company Projections. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course, make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the Offer and the Merger, the Company furnished Parent with financial projections that were prepared in connection with the senior notes offering that the Company had been considering. These projections are based on numerous assumptions concerning future events, and give effect to the Marion Acquisition and the senior notes offering which was anticipated to be $100 million at the time the projections were prepared.

  The Company's projections for the years 1997 through 2001anticipated total sales of $344.5 million in 1997, increasing thereafter an average of approximately 7.5% per year for the next four years reaching $460.0 million in 2001. Fiscal 1997 net income was projected at $10.5 million, and was projected to increase at an average of 22.3% annually reaching $23.5 million in 2001. EBITDA was projected to be $34.3 million in 1997 and to increase at an average rate of approximately 9.6% per year reaching $49.5 million in 2001. The net income amounts did not reflect the effects of purchase accounting and other material assumptions.

  Such projections were prepared for the limited purpose of obtaining a rating for the senior notes and have not been made public by the Company. They do not reflect recent developments which have occurred since they were prepared, such as the Offer and the Merger, the increase in the principal amount of the senior notes offering to $150 million and the Bridge Loan. This reference to the projections is provided solely because such projections have been provided to the Purchaser and neither the Purchaser, Parent, or the Company believes that such projections should be relied upon.

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY AND ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material are also available for inspection at the offices of the NASDAQ, located at 20 Broad Street, New York, New York 10005.

  9. CERTAIN INFORMATION CONCERNING AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II, L.P., PARENT AND THE PURCHASER.

  American Industrial Partners Capital Fund II, L.P. and Affiliates. AIP Capital Fund, and its affiliated entities, is a private investment fund headquartered in San Francisco with committed capital of approximately $574 million. The sole general partner of AIP Capital Fund is American Industrial Partners II, L.P., a Delaware limited partnership ("AIP II LP"). The sole general partner of AIP II LP is American Industrial Partners Corporation, a Delaware corporation ("AIP Corp."). AIP Capital Fund, AIP II LP and AIP Corp. are collectively referred to herein as the "AIP Entities." AIP Capital Fund is a party to the Guarantee; it is not a party to either the Merger Agreement or the Stockholder Agreement. None of the other AIP Entities is a party to any of the Merger Agreement, the Stockholder Agreement or the Guarantee. The offices of each of the AIP Entities are located at One Maritime Plaza, Suite 2525, San Francisco, California 94111.

  Parent and the Purchaser. Each of Parent and the Purchaser is a Delaware entity, newly formed at the direction of AIP Capital Fund for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. AIP Capital Fund as the sole member of Parent, has sole voting and investment power over Parent. It is not anticipated that, prior to the consummation of the Offer, the Purchaser or Parent will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Parent and the Purchaser are located at One Maritime Plaza, Suite 2525, San Francisco, California 94111.

  For certain information concerning the sole member, general partners or executive officers and directors, as the case may be, of the Purchaser, Parent and the AIP Entities, see Schedule I. Each of the AIP Entities disclaims that it is a "bidder" for purposes of this Offer.

  Pursuant to the Stockholder Agreement, Parent may be deemed to beneficially own 4,228,382 shares of Common Stock constituting approximately 40.14% of the total currently outstanding shares of Common Stock. Each of the Purchaser, Parent and the AIP Entities disclaims beneficial ownership of such shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of the AIP Entities, nor, to the best knowledge of the Purchaser, Parent or AIP Capital Fund, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent or any of the AIP Entities nor, to the best of knowledge of the Purchaser, Parent or AIP Capital Fund any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

  Upon consummation of the Merger, AIP Capital Fund will be paid a fee of $4 million and reimbursed for out-of-pocket expenses in connection with the negotiation of the Merger Agreement and for providing certain investment banking services to the Company including the arrangement and negotiation of the terms of the Notes and for other financial advisory and management consulting services.

  AIP Capital Fund expects to provide substantial ongoing financial and management services to the Company utilizing the extensive operating and financial experience of AIP Capital Fund's principals. AIP Capital Fund will receive an annual fee of $1.45 million for providing general management, financial and other corporate advisory services to the Company, payable semiannually 45 days after the scheduled interest payment date for the Notes (as defined herein), and will be reimbursed for out-of-pocket expenses. The fees will be paid to AIP Capital Fund pursuant to a management services agreement among AIP Capital Fund, the Company and certain Company affiliates and will be subordinated in right of payment to the Notes.

  AIP Capital Fund has discussed with the Company in broad terms AIP Capital Fund's general policy that stock in the companies acquired by AIP Capital Fund, or its affiliates, be made available to executive officers of such acquired companies, typically in the form of stock options. However, there is currently no agreement, arrangement or understanding specifically implementing this policy in respect of the Company or management of the Company, nor is there expected to be any such agreement, arrangement or understanding until following consummation of the Merger. Following consummation of the Merger, AIP Capital Fund expects to cause the Surviving Corporation to issue and sell additional shares of its common stock to certain members of management of the Company and to adopt a performance-based stock option plan for such management which, in the aggregate, would comprise approximately 10% of the common stock of the Surviving Corporation.

  Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of the AIP Entities, nor, to the best knowledge of the Purchaser, Parent or AIP Capital Fund, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of the AIP Entities, or any of their respective affiliates, nor, to the best knowledge of the Purchaser, Parent or AIP Capital Fund, any of the persons listed on Schedule I, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Parent or any of the AIP Entities, any of their respective affiliates or, to the best knowledge of the Purchaser, Parent or AIP Capital Fund, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  10. SOURCE AND AMOUNT OF FUNDS.

  Parent and the Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the Shares pursuant to the Offer and finance the Merger Consideration, (ii) refinance certain existing indebtedness and accrued liabilities of the Company, and (iii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $321.3 million. Of these funds, it is anticipated that (i) approximately $5.0 million will be obtained from cash on hand of the Company, (ii) approximately $143.0 million will be obtained from an equity contribution from AIP Capital Fund (the "Equity Contribution"), (iii) approximately $150 million will be obtained from the proceeds of an offering (the "Notes Offering") of Senior Notes Due 2007 of the Company, and (iv) $23.3 million will be financed through a revolving credit facility (the "Revolving Credit Facility"), the principal terms of which are described below. The Revolving Credit Facility and the Notes Offering are referred to collectively as the "Debt Financing." Should additional financing be necessary, Parent believes that the Purchaser would have additional funds available to it in view of the currently contemplated capital structure of the Company. The net proceeds from the Notes Offering will be used to fund, in part, the purchase of Shares in the Offer in the event that at least 90% of the outstanding Shares are tendered in the Offer and not withdrawn and the Merger becomes effective without a meeting of stockholders of the Company in accordance with the DGCL. In the event that fewer than 90% of the outstanding Shares are tendered in the Offer and not withdrawn, AIP Capital Fund, or an affiliate, will loan the Purchaser an amount that, together with AIP Capital Fund's equity contribution of $143.0 million, will be sufficient to complete the acquisition of Shares in the Offer and Merger, such loan to be repaid upon consummation of the Merger with a portion of the proceeds of the Notes Offering.

  The following table has been prepared by the Purchaser after discussions with management of the Company and sets forth the approximate amounts, proposed sources and uses of funds necessary to consummate the proposed Offer, Merger and related refinancings:

                                                                   $ IN MILLIONS
                                                                   -------------
     SOURCES:
       Cash of the Company........................................    $  5.0
       Equity Contribution from Parent............................     143.0
       Borrowings under Revolving Credit Facility.................      23.3
       Proceeds from the Notes Offering...........................     150.0
                                                                      ------
         Total....................................................    $321.3
                                                                      ======
     USES:
       Purchase Equity............................................    $196.6
       Repay Existing Debt of Company.............................      65.8
       Repay Marion Acquisition Bridge Loan.......................      45.0
       Repay Existing Credit Facility.............................       0.4
       Fees and Expenses..........................................      13.5
                                                                      ------
         Total....................................................    $321.3
                                                                      ======

  The Notes Offering. In connection with the Offer and the Merger, the Company will issue and sell at least $150 million aggregate principal amount of debt securities of the Company through the Notes Offering. The Company has received a letter from a nationally recognized investment banking firm that, subject to the conditions set forth in such letter, it is highly confident that it could raise approximately $150 million of senior notes of the Company in a private placement under Rule 144A under the Securities Act (with subsequent registration rights), concurrent with (x) the initial borrowing under the Revolving Credit Facility as contemplated below and (y) the Equity Contribution.

  It is currently anticipated that the debt securities to be issued in the Notes Offering will (i) mature in 10 years, (ii) bear interest at a rate to be determined based on market conditions existing at the time of the offering,
(iii) have semiannual interest payment dates beginning in 1998, (iv) be redeemable at the option of the Company beginning on the fifth anniversary of the issue date redemption prices to be determined and (v) have such other terms as the Company and the Purchaser of the debt securities agree.

  Revolving Credit Facility. In connection with the Offering, the Company has obtained a commitment from Bank One, Wisconsin ("Bank One") to enter into a new senior bank credit agreement, the Revolving Credit Facility. Bank One has provided working capital and other financing, including a letter of credit facility, to the Company since 1988. Pursuant to the Revolving Credit Facility, the Company will replace its current $15 million letter of credit and revolving loan facility with the $75 million Revolving Credit Facility. The Revolving Credit Facility is expected to be used in the future for general working capital purposes and capital expenditures. As of June 30, 1997, on a pro forma basis after giving effect to the Marion Acquisition, approximately $23.3 million would have been outstanding under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility bear interest at variable rates and are subject to a borrowing base formula, which at June 30, 1997, would have permitted borrowings and letters of credit totaling $68.7 million, including a six month reserve for interest payments on the Revolving Credit Facility.

  The $75 million Revolving Credit Facility will include a $25 million sublimit for standby letters of credit. The issuance of standby letters of credit will reduce the amount available for direct borrowings under the Revolving Credit Facility. Availability under the Revolving Credit Facility will be limited to a borrowing base which will be defined as (A) the sum of
(i) 80% of North American accounts receivable, (ii) 50% of domestic finished goods and raw materials, (iii) a declining percentage (initially 30%) of domestic work-in-progress, and (iv) 80% of the estimated orderly liquidation value (as determined by a formula) of the Company and domestic subsidiaries machinery and equipment minus (B) the sum of (i) outstanding principal balance of other permitted debt and (ii) a reserve equal to one semi-annual interest payment on the Notes. The obligations of the Company under the Revolving Credit Facility will be guaranteed by certain subsidiaries, and the Revolving Credit Facility will be secured by substantially all of the assets of the Company, other than real property and assets of foreign subsidiaries. Pricing on the Revolving Credit Facility is, at the option of the Company, (i) Prime Rate or Federal Funds Rate plus 1/2 percent per annum plus an applicable margin ranging from 0% to 0.5% dependent on the ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"), or
(ii) LIBOR plus an applicable margin ranging from 1.5% to 2.75% depending on the ratio of funded debt to EBITDA. Letters of credit will be priced at 50% of the applicable LIBOR interest rate margin for non-financial letters of credit and 100% of the applicable LIBOR interest rate margin in the case of financial letters of credit.

  The Revolving Credit Facility will contain certain restrictive covenants that impose limitations upon, among other things, the ability of the Company and the guarantors to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur contingent obligations; enter into joint ventures; enter into lease agreements; pay dividends and make other distributions; change its business; redeem the Notes; and make capital expenditures.

  The Revolving Credit Facility also will contain covenants requiring the Company to maintain certain financial ratios to be determined with respect to: adjusted funded debt to EBITDA ratio; fixed charge coverage ratio; interest coverage ratio; and, minimum net worth.

  All extensions of credit under the Revolving Credit Facility will be subject to customary documentation and the continued accuracy of all representations and warranties as well as the absence of any material adverse effect of the Company or defaults or event of default with respect to the Company's indebtedness. The Revolving Credit Facility may be refinanced or increased from time to time.

  Marion Acquisition Bridge Loan. The Company financed the Marion Acquisition utilizing an unsecured bridge loan (the "Bridge Loan") provided by PPM Fund, an affiliate of the Stockholder. The Bridge Loan was funded on August 26, 1997 (immediately prior to the consummation of the Marion Acquisition) in the amount of $45.0 million. A portion of the Proceeds of the Notes Offering are intended to be used to repay the Bridge Loan.

  The Company obtained a commitment dated April 14, 1997 from the PPM Fund to provide the Bridge Loan ("Bridge Loan Commitment"). Upon execution of the Bridge Loan Commitment, the Company paid a $550,000 Proposal and Commitment Fee to the PPM Fund. The Bridge Loan Commitment provided for a fee of $450,000 (the "Facility Fee") to be paid upon execution of the definitive purchase agreement for the Marion Acquisition. The Bridge Loan Commitment provided for a closing date of the Marion Acquisition of not later than July 14, 1997. On June 30, 1997, the Company and the PPM Fund agreed to extend the deadline for the closing date until August 30, 1997 (the "Extension Agreement"). As a condition to the Extension Agreement, however, the PPM Fund required the Company to pay a $337,500 Extension Fee and to pay the $450,000 Facility Fee at the time the Extension Agreement was signed.

  On August 26, 1997, upon consummation of the Marion Acquisition and the funding of the Bridge Loan, the Company paid a $800,000 Financing Fee to the PPM Fund and a Bridge Loan funding fee of $1,125,000. Additional compensation under the Bridge Loan is due as follows: (i) if the Bridge Loan is outstanding thirty days after funding (on September 25, 1997), the Company will pay a "Maintenance Fee" of $800,000; (ii) if the Bridge Loan is outstanding ninety days after funding (on November 24, 1997), the Company will pay a Maintenance Fee of $3,200,000; and (v) if the Bridge Loan is outstanding at Maturity (February 23, 1998), the Company will pay $3,200,000. The Company presently anticipates that the Notes Offering will be completed prior to September 25, 1997, and the proceeds thereof used, in part, to refinance the Bridge Loan, and, accordingly, that none of the Maintenance Fee or other fees described in this paragraph will be paid.

  The Bridge Loan matures on February 23, 1998 (181 days from funding). The Bridge Loan bears interest at 5% over the Adjusted Eurodollar Rate, as defined in the Bridge Loan.

  11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

  BACKGROUND OF THE OFFER.

  In the fall of 1993, a representative of AIP Capital Fund was informed by a representative of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") of the Company's difficult financial condition and an introduction was arranged with the then existing management of the Company. Following this contact, American Industrial Partners Capital Fund, L.P. initiated a review of certain publicly-available information concerning the Company with a view toward a possible investment by American Industrial Partners Capital Fund, L.P. in the Company.

  On November 12, 1993, American Industrial Partners Capital Fund, L.P. entered into a confidentiality agreement with the Company pursuant to which American Industrial Partners Capital Fund, L.P. agreed to treat as confidential certain information provided to it by and on behalf of the Company. Following the execution of the confidentiality agreement, American Industrial Partners Capital Fund, L.P. was provided with certain confidential information. Discussions between certain representatives of American Industrial Partners Capital Fund, L.P., and representatives of the Company continued over the next several months. In early 1994, American Industrial Partners Capital Fund, L.P. and the Company mutually determined not to pursue an investment by American Industrial Partners Capital Fund, L.P. in the Company at that time.

  During 1994 as the Company was attempting to negotiate a prepackaged plan of reorganization with the Company's creditors (the "Chapter 11 Reorganization"), additional discussions between American Industrial Partners Capital Fund, L.P. and the Company occurred to explore any role that an investment by American Industrial Partners Capital Fund, L.P. might play in the Chapter 11 Reorganization. Additionally, during the period of those discussions, representatives of American Industrial Partners Capital Fund, L.P. met with a representative of the Stockholder to discuss a possible sale of the Stockholder's shares of Common Stock to American Industrial Partners Capital Fund, L.P. Again, American Industrial Partners Capital Fund, L.P., the Company and the Stockholder mutually determined not to pursue an investment by American Industrial Partners Capital Fund, L.P. in the Company at that time.

  Since the completion of the Chapter 11 Reorganization in December 1994, representatives of AIP Capital Fund have remained in casual contact with the Company, principally through Joseph J. Radecki, Jr., Executive Vice President of Jefferies & Company, Inc. ("Jefferies"), the Company's financial advisor, and a director of the Company, and with the Stockholder, principally through
F. John Stark, III, Senior Vice President, General Counsel and portfolio manager for the Special Investments Portfolio of PPM America, Inc. ("PPM"), an affiliate of the Stockholder, and a Director of the Company. The Stockholder has repeatedly advised the Company (as reported in the Company's periodic reports and other filings with the Commission) that the Stockholder has from time to time had discussions relating to disposition of all or a substantial portion of its equity interest in the Company.

  Early in April 1997, the Company announced that it had reached an agreement in principle to acquire Marion. On that date, Mr. Lawrence W. Ward, Jr., a principal of AIP Capital Fund, a successor fund to American Industrial Partners Capital Fund, L.P., contacted Mr. Stark and requested the opportunity to speak with management to obtain additional information concerning the Company and its prospects in light of the Marion Acquisition. During that conversation, they also discussed a possible investment by AIP Capital Fund in the Company for the purpose of assisting with the financing of the Marion Acquisition. Although the Company informed AIP Capital Fund that no additional equity investment would be necessary to complete the Marion Acquisition, discussions among AIP Capital Fund, the Company and the Stockholder continued over the next several weeks.

  Following a series of internal meetings over the next several months among the members of AIP Capital Fund's management, AIP Capital Fund determined to explore another possible investment in the Company. On July 1, 1997, Mr. Stark and Mr. Willard R. Hildebrand, President, Chief Executive Officer and a Director of the Company, met with Mr. Ward and Mr. Robert L. Purdum, a partner of AIP Capital Fund. As a result of this meeting, the Company entered into a new confidentiality agreement (the "Confidentiality Agreement") which superseded the confidentiality agreement executed on November 12, 1993. Pursuant to the terms of the Confidentiality Agreement, AIP Capital Fund agreed for a period of three (3) years not to effect or propose, or assist a third party to do the same, any business combination with restructuring or recapitalization of, acquisition of any securities or assets of, representation on the Board of Directors or otherwise seek to influence control of the Company without the consent of the Board of Directors of the Company. At the July 1 meeting, Mr. Stark requested that further negotiations, if any, between AIP Capital Fund and the Company be held through Mr. Radecki in his firm's role as financial advisor to the Company.

  Between July 1, 1997 and July 25, 1997, Mr. Radecki held several conversations with representatives of AIP Capital Fund, including Messrs. Ward, Rogers, also a partner of AIP Capital Fund, and Purdum. Topics discussed included: how the Company might respond should AIP Capital Fund make an offer for a portion or all of the Shares, AIP Capital Fund's history and manner of acting with respect to other transactions it had completed, how a proposal from AIP Capital Fund to purchase a portion or all of the Shares would affect the pending Marion Acquisition and the then contemplated senior notes offering and other matters.

  At subsequent meetings between representatives of AIP Capital Fund and Company executives, held on July 24 and 25, 1997 at the Company's offices, the discussions chiefly involved due diligence matters under the Confidentiality Agreement. Additionally, Mr. Theodore C. Rogers was involved in these discussions. AIP Capital Fund conducted its business due diligence investigation of the Company with a view to submitting a proposal involving a control transaction with the Company.

  On July 24, 1997, Mr. Ward telephoned Mr. Radecki to explore a possible acquisition of the Stockholder's shares of the Company's Common Stock for a price of $15.00 per Share. Mr. Radecki advised Mr. Ward that, although he did not speak for the Stockholder (being the Company's financial advisor), it was Mr. Radecki's understanding that, in light of the Marion Acquisition and a then-contemplated senior notes offering, the Stockholder would not be interested in selling its Shares for less than $18.00 per Share and that, in any event, it was Mr. Radecki's further understanding that the Stockholder would only endorse an offer which provided that the Stockholder would receive the same consideration per Share as would all other holders of Shares.

  Thereafter, AIP Capital Fund requested an opportunity to conduct additional due diligence with a view toward improving the value of its proposal for a control transaction involving the Company. Following additional due diligence, on the morning of July 27, 1997, Mr. Ward contacted Mr. Radecki to indicate that AIP Capital Fund was prepared to submit a non-binding expression of interest to acquire all of the issued and outstanding Common Stock of the Company at a price equal to $17.00 per Share. In response, Mr. Radecki advised Mr. Ward that a proposed offer at $17.00 per Share would not be acceptable to either the Company or to the Stockholder.

  Subsequently, AIP Capital Fund considered a revised capital structure for the Company which could be implemented in connection with a merger proposal. Jefferies, after consulting with the other proposed placement agents of the Senior notes offering that the Company was then considering in connection with the Marion Acquisition, informed representatives of AIP Capital Fund that it believed that $150 million of ten year senior subordinated securities could be sold in connection with the acquisition of the Company by AIP Capital Fund or an affiliate. Additionally, AIP Capital Fund was informed by the Company that the previously negotiated $75 million secured revolving credit agreement could be put in place in connection with a merger transaction.

  On the afternoon of July 28, 1997, Mr. Ward telephoned Mr. Radecki and made the following proposal (the "Initial AIP Proposal"): AIP Capital Fund was prepared to submit a letter of intent to acquire the Company at a price equal to $18.00 per Share (the "Transaction Price"). The Initial AIP Proposal provided that, concurrently with the execution of the merger agreement, the Stockholder would execute and deliver to the Purchaser an agreement pursuant to which the Stockholder would agree to tender all of the Shares held by it to the Purchaser in the tender offer (if made) and to vote all such Shares in favor of the merger, and granting to the Purchaser an option, exercisable in certain circumstances and for a period to be negotiated, to purchase all of such Shares at an exercise price equal to the Transaction Price. With respect to the option, the Initial AIP Proposal also provided that in the event that an entity other than the Purchaser acquired a majority of the outstanding Shares at a price higher than the Transaction Price pursuant to an agreement signed within such period, the Purchaser and the Stockholder would share 50/50 in the amount by which the price in such other acquisition exceeded the Transaction Price. In addition, the Initial AIP Proposal provided that the transaction would be subject to certain conditions, including, among others, that the debt financing necessary to finance the transaction would be available to the Purchaser on the terms previously disclosed to the Company and that the acquisition of Marion by the Company would have been consummated. The Initial AIP Proposal stated that the definitive merger agreement would provide that in the event that the merger agreement were terminated due to certain circumstances to be negotiated, the Purchaser would be entitled to a termination fee of $7.0 million. The Initial AIP Proposal also provided that, for a period of three weeks following acceptance of the Initial AIP Proposal by the Company, the Company would negotiate with AIP Capital Fund on an exclusive basis with respect to an acquisition transaction. AIP Capital Fund also indicated that it was prepared to commit at least $140.0 million of its own equity capital to finance the transaction, including the purchase of all outstanding equity interests in the Company and the repayment of certain existing Company indebtedness.

  On the morning of July 29, 1997, Mr. Radecki stated to Mr. Ward that the Company had instructed Jefferies to seek certain additional favorable terms from AIP Capital Fund. As a result of this conversation, and although not all of the Company's proposed terms were accepted, AIP Capital Fund did agree to increase its equity investment in the Merger.

  On the afternoon of July 29, 1997, AIP Capital Fund submitted a revised proposal with certain additional terms (the "Revised AIP Proposal"), including, among others, a provision which automatically terminated the Revised AIP Proposal if the Company disclosed the existence of the Revised AIP Proposal or its contents. The Revised AIP Proposal also included certain material terms of a proposed Stockholder Agreement between AIP Capital Fund and the Stockholder. The Company concluded that the confidentiality provision in the Revised AIP Proposal was unacceptable. Mr. Radecki communicated this position to Mr. Ward.

  Late in the afternoon of July 29, 1997, Mr. Ward contacted Mr. Radecki to indicate that AIP Capital Fund was prepared to remove the confidentiality provision from the Revised AIP Proposal, but insisted that the parties agree that if within six months after the date of the proposed letter of intent, the Company were to sign an agreement pursuant to which control of the Company or a substantial part of its assets were acquired by a third party, then the Company would reimburse AIP Capital Fund and its affiliates for their expenses not exceeding $500,000 and would pay to AIP Capital Fund a fee of $1.0 million. On the evening of July 29, 1997, AIP Capital Fund submitted to the Company a further revision to the Revised AIP Proposal (the "Final AIP Proposal") embodying these terms.

  On July 30, 1997 Mr. Radecki communicated to Mr. Ward the Board of Director's decision to accept the Final AIP Proposal and to formalize the Company's acceptance of the Final AIP Proposal through execution of a letter of intent (the "Letter of Intent"). Following additional negotiations throughout the day on July 30 between representatives of AIP Capital Fund, the Stockholder and the Company to finalize the Letter of Intent, attached to this
Schedule 14D-1 and incorporated herein by reference, the Company issued a press release early on the morning of July 31, 1997 and filed the full text of the Letter of Intent as an exhibit to the Company's Current Report on Form 8-K dated August 1, 1997 (with a filing date of August 4, 1997). A copy of the press release is attached to this Schedule 14D-1 and incorporated herein by reference.

  Following the execution of the Letter of Intent, AIP Capital Fund, together with its legal and other professional advisors, intensified its due diligence investigation of the Company and its business. In addition, AIP Capital Fund and its legal counsel held a number of discussions over the telephone with the Company and the Stockholder and their respective legal counsel to negotiate the various terms of the definitive agreements, including the Merger Agreement, the Stockholder Agreement and the Guarantee. The parties also simultaneously negotiated the terms of the settlement agreement entered into between the Company and the Stockholder concurrently with the execution of the Merger Agreement. See the Company's Schedule 14D-9 -- Joint Prosecution Agreement.

  At a meeting of the Board of Directors of the Company held on August 19, 1997, the Board of Directors unanimously approved the Merger Agreement and the transaction contemplated thereby including the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Common Stock, and unanimously recommend that stockholders of the Company accept the Offer and tender their Shares. On August 19, 1997, Jefferies delivered to the Company's Board of Directors its opinion to the effect that the consideration to be received by the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement, is fair to such holders, from a financial point of view. The written opinion of Jefferies is set forth in full as an exhibit to the Company's Schedule 14D-9 which is being mailed to stockholders of the Company. Stockholders of the Company are urged to read that opinion in its entirety.

  Following the approval of the Board of Directors, on August 21, 1997, Parent, the respective parties executed and delivered the Merger Agreement, Guarantee and the Stockholder Agreement and issued a joint press release, attached to this Schedule 14D-1 and incorporated herein by reference.

  On August 26, 1997, the Purchaser and Parent commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER

  The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

  If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Delaware law. See Section 12. Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

  The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 43% over the closing market price of the Common Stock on the last full trading day prior to the initial public announcement that the Company and AIP Capital Fund had executed a letter of intent regarding a possible sale of the Company, and a more substantial premium over recent historical trading prices.

THE MERGER AGREEMENT

  As of August, 21, 1997, Parent, the Purchaser and the Company entered into the Merger Agreement, pursuant to which the Purchaser agreed to make the Offer. The following description of the Merger Agreement does not purport to be complete and is qualified by reference to the text of the Merger Agreement, a copy of which is filed as Exhibit (c) (1) hereto and incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of the Purchaser to accept for payment and pay for Shares tendered is subject to there being tendered, and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least 51% of the Shares then outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible in Shares) (the "Minimum Condition"), and to the satisfaction of the other conditions described in Annex I to the Merger Agreement. The Merger Agreement provides that the Purchaser may not amend or waive the Minimum Condition, decrease the Offer Price or decrease the number of Shares sought or otherwise amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company; provided, that the Purchaser may, in its sole discretion, extend the expiration date of Offer so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer.

  Designation of Directors. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer, Parent shall be entitled to designate directors on the Board of Directors of the Company as will give Parent representation proportionate to its ownership interest. To this end, the Company has agreed to expand the size of the Board of Directors of the Company or to seek the resignation of one or more of the current directors, as requested by Parent. However, in the event that Parent's designees are elected to the Board of Directors of the Company, and until the Effective Time, the Board of Directors of the Company must include at least one director who is a director as of the date of execution of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent (one or more of such directors being the "Independent Directors"). If no Independent Directors remain, the other directors shall designate one person to fill a vacancy created by resignation of one or more directors, who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Parent's designees to the Board of Directors of the Company is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Following the election of Parent's designees, any action to amend or terminate the Merger Agreement on behalf of the Company, to exercise or waive any of the Company's rights, benefits or remedies thereunder, to extend the time for the performance of the Purchaser's obligations thereunder or to take other action by the Company under the Merger Agreement shall be effected only by the action of a majority of the directors of the Company then in office who are Independent Directors.

  The Merger. The Merger Agreement provides that, at the Effective Time and until the Effective Time the Purchaser will be merged with and into the Company, and the Company will continue as the Surviving Corporation. The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware of a Certificate of Merger, or at such later time as may be specified in the Certificate of Merger (the "Effective Time"). The parties expect to file the Certificate of Merger as soon as practicable following the closing of the Merger, which will take place on the second business day after the conditions to the parties' obligation to effect the Merger have been satisfied or waived, unless another date is otherwise agreed.

  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares with respect to which appraisal rights have been properly exercised, and Canceled Shares (as defined below) shall be converted into the right to receive the Offer Price . Each Share issued and outstanding immediately prior to the Effective Time owned by Parent or the Purchaser, or any subsidiary of the Company, Parent or the Purchaser, and each Share held in the treasury of the Company (collectively, the "Canceled Share") immediately prior to the Effective Time will be canceled and cease to exist. Each share of Common Stock of the Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of Common Stock of the Surviving Corporation.

  The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Purchaser shall be the Certificate of Incorporation and By-laws of the Surviving Corporation unless otherwise determined by the Purchaser prior to the Effective Time. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

  The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) Parent or the Purchaser or their affiliates shall have made or cause to be made, the Offer and shall have purchased Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Parent's and the Purchaser's obligations under the Merger Agreement, (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (iii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Merger and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

  Recommendation. The Company represents in the Merger Agreement that the Board of Directors of the Company has (i) determined that each of the Merger and the Offer is fair to the stockholders of the Company, and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's stockholders. The recommendation of the Board of Directors of the Company may be withdrawn, modified or amended if the Board of Directors of the Company determines in good faith, after receipt of a written opinion of outside legal counsel to the Company, that the exercise of the director's fiduciary duties requires such withdrawal, amendment or modification. The Company has agreed to use its best efforts to file a Solicitation/Recommendation Statement of Schedule 14D-9 containing such recommendations with the Commission and to mail such Schedule 14D-9 to the stockholders of the Company contemporaneous with the commencement of the Offer.

  Stock Options and Stock Appreciation Rights. At or immediately prior to the Effective Time, each outstanding option to purchase Shares (the "Options") and each outstanding Stock Appreciation Right (the "SARs") granted under the Company's Non-Employee Directors' Stock Option Plan and the 1996 Employees' Stock Incentive Plan and any other stock-based incentive plan or arrangement of the Company (collectively, the "Stock Plans") shall be canceled and, in consideration of such cancellation, the holder of such Options and SARs shall receive for each Share subject to such Option or SAR an amount (subject to withholding taxes) equal to the product of (i) the excess, if any, of the Offering Price over the exercise price of such Option or the per Share base price of such SAR, as applicable, and (ii) the number of Shares subject to such Option or SAR. The Company will obtain all necessary consents or releases from holders of the Options or SAR to effect the foregoing. Upon receipt of the Option Price, the Option will be cancelled. The surrender of an Option or SAR to the Company will be deemed a release of any and all rights a holder had or may have had in respect of such Option or SAR. Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company (i) shall cause the Stock Plans to terminate as of the Effective Time, and (ii) following the Effective Time, shall take all actions necessary to ensure that no holder of Options or SARs or any participant in the Stock Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule, (iii) as set forth in the term sheet describing the terms of the Bridge Loan, (iv) for the consummation of the Marion Acquisition pursuant to and in accordance with the terms of the Marion Agreement or (v) as agreed in writing by Parent, after the date of the Merger Agreement, and prior to the time the designees of Parent have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 of the Merger Agreement (the "Appointment Date"): (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extend consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) the Company will not, directly or indirectly, (i) except upon exercise of the Options or SARs or other rights to purchase Shares pursuant to the Stock Plans outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it, (ii) amend its Certificate of the Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company; (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciate rights with respect to SARs outstanding on the date of the Merger Agreement pursuant to the exercise of Options or with respect to SARs outstanding on the date of the Merger Agreement, any shares of capital stock of any class of the Company or its Subsidiaries; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (d) the Company shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not officers or directors or affiliates in the ordinary course consistent with past practice), or to Persons providing management service, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to any employee benefit plan or otherwise; (e) the Company shall not pay or make any accrual or arrangement for payment of any pension, retirement, allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employees or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice or as required under the terms of the Plans; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present or as required under the terms of the plans; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; (f) the Company shall not modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights on claims, except in the ordinary course of business and consistent with practice or as required under the terms of the Plans; (g) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated without notice to Parent except in the ordinary course of business and consistent with past practice; (h) neither the Company nor any of its Subsidiaries shall (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and consistent with past practice; or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate) except in the ordinary course of business and consistent with past practice;
(i) neither the Company nor any of its Subsidiaries shall (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material Tax election, change any material Tax election already made, adopt any material Tax accounting method or change any material Tax accounting method unless required by applicable law, enter into any material closing agreement, settle any material Tax claim or assessment or consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; (j) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; (k) neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); (l) neither the Company nor any of its Subsidiaries shall take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII of the Merger Agreement or any of the conditions to the Offer set forth in Annex I of the Merger Agreement not being satisfied, or would make many representation or warranty of the Company contained therein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; and (m) the Company shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  No Solicitation. In the Merger Agreement, the Company has agreed to notify the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Takeover Proposal (as defined below) or the possibility or consideration of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company has agreed that it shall keep the Parent informed, on a current basis, of the status and terms of any Takeover Proposal Interest. As used in the Merger Agreement, "Takeover Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than the Marion Acquisition or pursuant to the transactions to be effected pursuant to the Merger Agreement.

  In the Merger Agreement the Company agrees that it will not, and that it will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited written Takeover Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal; provided however, that nothing contained in the Merger Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) taking such action and disclosing to the Company's stockholders as the Board of Directors of the Company may determine in good faith is required under applicable law, after receipt of a written opinion from outside legal counsel, to the Company that such disclosure is required under applicable law and the failure to make such disclosure would likely cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law. Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person (as defined in the Merger Agreement) pursuant to terms substantially similar to those contained in the Confidentiality Agreement, dated July 1, 1997, entered into between AIP Capital Fund and the Company (the "Confidentiality Agreement") and may negotiate and participate in discussions and negotiations with such Person concerning a Takeover Proposal if (x) such person has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Company Board determines in good faith, after receiving advice from Jefferies or another nationally recognized investment banking firm, represents a superior transaction to the offer and the merger and (y) in the opinion of the Board of Directors of the Company, only after receipt of a written opinion from outside legal counsel to the Company to such effect, the failure to provide such information or access or to engage in such discussions or negotiations would likely cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (a Takeover proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly and in any event within one business day following any determination by the Board of Directors that a Takeover Proposal is a Superior Proposal, notify Parent of such determination of the same and prior to providing any such party with any material non-public information. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms referred to in the Merger Agreement, the Board of Directors may terminate the Merger Agreement and enter into an agreement with respect to a Superior Proposal, provided that the Company shall, concurrently with entering into such agreement, pay or cause to be paid to Parent the Termination Fee (as hereinafter defined), plus any amount payable at the time for reimbursement of expenses. Except as set forth above, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.

  Pursuant to the Merger Agreement, the Company has agreed to give Parent reasonable access to its facilities, books and records, to permit Parent to make such inspections as it may reasonably require and to cause its officers to furnish Parent with such information as Parent may from time to time reasonably request.

  Each of the Company, Parent and the Purchaser has agreed in the Merger Agreement to use its best efforts to take, or cause to be taken, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Each such party also has agreed to cooperate and use its best efforts to make all filings and obtain all licenses, permits, consents, approvals and other authorizations of third parties, including governmental authorities, necessary to consummate such transactions, including the filings required of the Parent or the Purchaser or any of their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

  Pursuant to the Merger Agreement, each of the Company, Parent and the Purchaser has agreed not to make any public statement with respect to the Merger Agreement of the transactions contemplated thereby without the prior consent of the other parties. The parties thereto have also agreed that the provisions of the Confidentiality Agreement would remain binding and in full force and effect.

  Company Stockholder Meeting. If required by applicable law, the company has agreed to: (i) hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following acceptance for payment of Shares pursuant to the Offer for the purpose of taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement or information statement relating to the Merger Agreement and use its best efforts to (a ) cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders following acceptance for payment of Shares pursuant to the Offer and (b) obtain the necessary approvals of the Merger Agreement by its stockholders. Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement at any such meeting. However, in the event that Parent or the Purchaser shall acquire at least 90 percent of the outstanding Shares, the parties will, at the request of Parent, take action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of stockholders of the Company in accordance with the Delaware General Corporation Law ("DGCL").

  Indemnification of Company Officers and Directors; Liability Insurance. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation by or in the right of the Company or any of its Subsidiaries, in which any of the present or former officers or directors (the "Indemnified Parties") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or is or was, prior to the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them (which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation), and the Company, or the Surviving Corporation after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified parties promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will use their respective reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall have no obligation thereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated thereby is prohibited by applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more Indemnified parties, or any similar impediment to the joint representation of multiple Indemnified parties by a single law firm.

  The Merger Agreement provides that until the Effective Time the Company shall keep in effect Section 7.7 of its By-Laws, and thereafter, for a period of six years, the Surviving Corporation shall keep in effect in its By-Laws a provision which provides for indemnification of the Indemnified Parties to the extent permitted by the DGCL.

  The Merger Agreement also provides that Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall Parent be required to pay aggregate premiums for insurance in excess of 150% of the average of the aggregate premiums paid by the Company in 1995, 1996 and 1997 (through the date of the Merger Agreement) on an annualized basis for such purpose (the "Average Premium"); and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by the Merger Agreement for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the Average Premium.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, corporate existence and good standing, capitalization, corporate authorization, financial statements, public filings, conduct of business, consents and approvals, reports, undisclosed liabilities, certain changes or events concerning its businesses, compliance with applicable law, employee benefit plans, litigation, real property, intellectual property, employment matters, computer software, material contracts, potential conflicts of interest, taxes, environmental matters, brokers, insurance, accounts receivable and inventory, vote required to approve the Merger Agreement, undisclosed liabilities, information in the Proxy Statement and the absence of any material adverse effect on the Company since December 31, 1996. The Company also has represented that, subject to certain exceptions, no material licensor, vendor, supplier, licensee or customer of the Company has cancelled or otherwise modified its relationship with the Company. In addition, Parent and the Purchaser represented as to, among other things, corporate existence and good standing, corporate authorization, consents and approvals, and the financing commitments referred to in Section 4.5 of the Merger Agreement.

  Conditions to the Merger. The obligations of each of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver of certain conditions, including (i) if required by the DGCL, the Merger Agreement and the Merger shall have been approved by the stockholders of the Company, (ii) no statute, rule, regulation, order, decree, or injunction shall have been promulgated by any governmental entity which prohibits the consummation of the Merger, (iii) the Offer shall not have expired or been terminated prior to the purchase of any Shares, and (iv) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Further, the obligations of Parent and the Purchaser are subject to the satisfaction or waiver at or prior to the Effective Time of certain additional conditions set forth in Annex I to the Merger Agreement, including (i) the representations and warranties of the Company being true as of the Effective Time, (ii) the Company having performed in all material respects its obligations under the Merger Agreement, and (iii) receipt of a certificate of an officer of the Company as to the satisfaction of certain of such conditions.

  Termination. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time before the Effective time, whether before or after stockholder approval: (i) by mutual written consent of Parent and the Company; (ii) by Parent if the Offer shall have expired or been terminated without any Shares being purchased thereunder by Purchaser as a result of the occurrence of any of the events set forth in Annex I to the Merger Agreement; (iii) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties thereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement;
(iv) by Parent if, without any material breach by Parent or the Purchaser of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before February 20, 1998; (v) by the Company if, without any material breach by the Company of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before February 20, 1998; (vi) by the Company (A) if there shall be a material breach of any of Parent's of the Purchaser's representations, warranties or covenants thereunder, which breach cannot be or has not been cured within thirty days of the receipt of written notice thereof or (B) to allow the Company to enter into an agreement in accordance with
Section 5.3(b) of the Merger Agreement provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; (vii) by Parent, if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached in any material respect (without reference to any materially qualification contained therein) any representation, warranty or covenant or other agreement contained in the Merger Agreement, which breach (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex I to the Merger Agreement and (B) cannot be or has not been cured within thirty days of the receipt of written notice thereof; (viii) by Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (A) the Board of Directors of the Company shall withdraw, modify, or change its recommendation or approval in respect of the Merger Agreement of the Offer in a manner adverse to the Purchaser, (B) the Board of Directors of the Company shall have recommended any proposal other than by Parent or the Purchaser in respect of a Takeover Proposal, (C) the Company shall have exercised a right with respect to a Takeover Proposal referenced in Section 5.3(b) of the Merger Agreement and shall, directly or through its representatives, continue discussions with any third party concerning a Takeover Proposal for more than ten business days after the date or receipt of such Takeover Proposal, (D) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within ten business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (E) any Person or group (as defined in Section 13(d) (3) of the Exchange Act) other than Parent or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that owns more than 15% of the outstanding Shares on the date of the Merger Agreement; provided, further, that such Person does not further increase its beneficial ownership beyond the number of Shares such Person beneficially owns on the date of the Merger Agreement.

  Termination Fee and Expenses. In the event of termination of the Merger Agreement as provided for in Section 8.1 of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such terminations is made, and the Merger Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.5(a) and 9.3 of the Merger Agreement and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement;

provided, however, that, in the event that subsequent to the date of the Merger Agreement the Company adopts a stockholders rights plan, its obligation to provide exceptions therefrom with respect to Shares acquired pursuant to the exercise of the JNL Option (as hereinafter defined) and the Subsequent Disposition thereof, to a third party, shall survive the termination of the Merger Agreement for the first Subsequent Disposition.

  If (i) Parent shall have terminated the Merger Agreement pursuant to Section
8.1 (h) of the Merger Agreement, (ii) Parent shall have terminated the Merger Agreement pursuant to Section 8.1 (g) of the Merger Agreement and following the date of the Merger Agreement but prior to such termination there shall have been a Takeover Proposal Interest or (iii) the Company shall have terminated the Merger Agreement pursuant to Section 8.1 (f) (ii) of the Merger Agreement, then in either such case the Company shall pay simultaneously with such termination, if pursuant to Section 8.1 (f) (ii) of the Merger Agreement, and promptly, but in no event later than two business days after the date of such termination or event if pursuant to Section 8.1 (h) or 8.1 (g) to Parent, a termination fee (the "Termination Fee") of $7 million plus an amount, not in excess of $1.5 million equal to the Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby.

  Fees and Expenses. Except as set forth in Section 8.2(b) of the Merger Agreement, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees, costs and expenses.

  Amendments and Modifications. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by a written agreement of Parent, the Purchaser and the Company, provided, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

STOCKHOLDER AGREEMENT

  The following is a summary of certain provisions of the Stockholder Agreement. The summary is qualified in its entirety by reference to the Stockholder Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit(C)(2) to the Schedule 14D-
1. The Stockholder Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, Jackson National Life Insurance Company, a Michigan corporation (the "Stockholder"), which together with PPM America, Inc., a Delaware corporation shares voting power and dispositive power with respect to approximately 40% of the Shares, is entering into a Stockholder Agreement (the "Stockholder Agreement"), dated as of August 21, 1997, with Parent and the Purchaser. In the Stockholder Agreement, the Stockholder represented that it owns, in the aggregate, 4,228,382 Shares and $63,963,000 in principal amount of the Company's 10.5% Secured Notes due September 14, 1999 (the "Secured Notes"). The Stockholder has agreed that it will not withdraw any Shares tendered into the Offer.

  In the Stockholder Agreement, the Stockholder agrees that it will tender its Shares promptly into the Offer and that it will not withdraw any Shares so tendered. The Purchaser agrees to purchase all of the Shares so tendered at $18.00 per Share, or such higher price per Share as may be offered by the Purchaser in the Offer, provided that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

  Pursuant to the Stockholder Agreement, the Stockholder has granted to the Parent during the term of the Merger Agreement an irrevocable proxy to vote its shares, or grant a consent or approval in respect of such Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal by a third party to acquire the Company.

  During the term of the Stockholder Agreement, the Stockholder has agreed that it will not (subject to certain exceptions) (i) transfer, or enter into any contract, option, agreement or other understanding with respect to the transfer of, its Shares or the Secured Notes held by it or any interest therein, (ii) except as provided in the Stockholder Agreement, grant any proxy, power of attorney or other authorization or consent in or with respect to its Shares or Secured Notes, (iii) deposit its Shares or Secured Notes in any voting trust or enter into any voting agreement or arrangement with respect to such Shares or Secured Notes, or (iv) take any other action with respect to its Shares or Secured Notes that would in any way restrict, limit or interfere with the performance of its obligations pursuant to the Stockholder Agreement; provided, however, that the Stockholder may transfer all or a portion of its Shares or Secured Notes to a person or entity who, by written instrument reasonably acceptable in form and substance to the Parent, agrees to be bound by each of the terms of the Merger Agreement. In addition, the Stockholder, Parent and the Purchaser have agreed that (i) the Stockholder will notify the Purchaser of any inquiry the Stockholder receives which might lead to an acquisition of the Company by a third party; and (ii) the Stockholder will waive, if requested, the provisions of the Indenture (as defined in the Stockholder Agreement) relating to the prior notice of redemption of the Secured Notes, or will, immediately following consummation of the Senior Notes Offering (as hereinafter defined) and subject to being indemnified by Parent and Purchaser, sell its Secured Notes to the Company at face value plus accrued interest from June 30, 1997 through the date of purchase.

  Termination of the Stockholder Agreement. The Stockholder Agreement shall terminate upon the earlier of (a) the date (the "Termination Date") that is six months following the date upon which the Merger Agreement is terminated in accordance with its terms, or (b) the Effective Time, provided that certain provisions specified in the Stockholder Agreement will survive such termination. Neither party has any other unilateral right to terminate the Stockholder Agreement.

  Purchase Option. In the Stockholder Agreement, the Stockholder grants to Parent an irrevocable option (the "JNL Option") to purchase the Shares at a purchase price of $18.00 per Share (the "Exercise Price"). At any time or from time to time prior to the Termination Date, Parent (or its designee) may exercise the JNL Option, in whole or in part, if on or after the date thereof any Third Party (as defined therein) shall have taken certain defined steps that could evidence, lead to or result in the acquisition of or exercise of control over the Company. Notwithstanding any other provision of the Stockholder Agreement, in the event that the Merger Agreement is terminated and at any time prior to the Termination Date a person other than Parent or any of its affiliates acquires a majority of the outstanding Shares at a price higher than the Exercise Price (an "Alternative Transaction"), then Parent shall promptly either reduce the number of Shares subject to the JNL Option, pay cash to the Stockholder or do both such that the actual Total Profit realized or to be realized by Parent upon the consummation of an Alternative Transaction does not exceed 50% of the Total Profit that Parent would otherwise realize had it not taken the foregoing actions; provided, that in the event that the Parent elects to reduce the number of Shares subject to the JNL Option, there shall be pending, at the time the Parent makes such election, a transaction involving the Company that, if consummated, would allow the Stockholder to dispose of any remaining Shares that would not otherwise be purchased by Parent upon the exercise of the JNL Option. As used in the Stockholder Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the net cash amounts and the fair market value (as reasonably determined by Parent) of all other forms of consideration received or to be received by the Parent pursuant to the sale of the aggregate number of Shares subject to the JNL Option (or any other securities into which such Shares are converted or exchanged) in any Alternative Transaction, less the aggregate Exercise Price of all of such Shares. In the event that Parent or the Purchaser pays a price higher than $18.00 per Share for shares tendered into the Offer, the Exercise Price shall be increased to equal such higher price.

GUARANTEE

  The following is a summary of certain provisions of the Guarantee. The summary is qualified in its entirety by reference to the Guarantee which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(3) to the Schedule 14D-1. The Guarantee may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As an inducement to the Company's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, American Industrial Partners Capital Fund II, L.P. ("AIP Capital Fund") and the Company have entered into a Guarantee, dated as of August 21, 1997 (the "Guarantee"). Pursuant to the Guarantee, among other things, AIP Capital Fund has agreed unconditionally and irrevocably, for the benefit of the Company the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement; provided that the aggregate liability to which AIP Capital Fund may become subject pursuant to the Guarantee or otherwise in connection with the transactions contemplated by the Merger Agreement will not in any event exceed $7 million. The Guarantee terminates upon the earliest of (i) the consummation of the Merger, (ii) October 7, 2004 or (iii) the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement.

CONFIDENTIALITY AGREEMENT

  The following is a summary of certain provisions of the Confidentiality Agreement, dated July 1, 1997 between the Company and AIP Capital Fund. The following summary of the Confidentiality Agreement does not purport to be complete and is qualified by reference to the text of the Confidentiality Agreement, a copy of which is filed as Exhibit (c) (4) hereto and incorporated herein by reference.

  The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, AIP Capital Fund has agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with the certain future business agreements relating to the Company.

  12. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company. Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly after the purchase by the Purchaser of any Shares pursuant to the Offer, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including such Shares as are accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

  Stockholder Approval. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger

Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, the Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the shares of Common Stock, the vote of no other stockholder of the Company will be required to approve the Merger and the Merger Agreement.

  Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, the Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding shares of Common Stock, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and the Purchaser do not own 90% of the outstanding shares of Common Stock following consummation of the Offer, Parent and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

DELAWARE BUSINESS COMBINATION STATUTE.

  Section 203. Section 203, in general, prohibits a Delaware corporation such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder become an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

  Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  The Company has represented in the Merger Agreement that the provisions of
Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, including the Merger and the purchase of Shares in the Offer.

  Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share of Common Stock, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  The foregoing description of the DGCL, including the descriptions of Sections 203 and 262, is not necessarily complete and is qualified in its entirety by reference to the DGCL.

  Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

  13. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Options or with respect to SARs outstanding on the date hereof; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

  14. CONDITIONS OF THE OFFER.

  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Debt Financing shall not have been received and be immediately available in the full amounts and on the terms and in accordance with the conditions set forth in the "highly confident" letter from a nationally-recognized investment banking firm with respect to the Notes Offering and a commitment letter from Bank One, Wisconsin, National Association (the "Financing Condition"), (ii) any applicable waiting period under the HSR Act has not expired or terminated, (iii) the Minimum Condition has not been satisfied, or (iv) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred:

    (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement);

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (d) since December 31, 1996, there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that constitutes a Company Material Adverse Effect;

    (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.3(b) of the Merger Agreement;

    (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in any material respect (without reference to any material qualification contained therein) in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer (provided that for purposes of this paragraph (f), other than the representation and warranty of the Company set forth in Section 3.26 of the Merger Agreement, the representations and warranties of the Company set forth in the Merger Agreement shall not be deemed to have been made with respect to the Business of the Marion Sellers (as the term "Business" is defined in the Marion Agreement) or any of the assets acquired or liabilities assumed thereunder;

    (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

    (h) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (f) and (g) of this Annex I of the Merger Agreement have not occurred;

    (i) all consents, permits and approvals of Governmental Authorities and other Persons listed in Section 3.4 of the Company Disclosure Schedule and identified with an asterisk shall not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of its Subsidiaries;

    (j) the transactions contemplated under the Marion Agreement shall not have been consummated pursuant to and substantially in accordance with the terms set forth in the Marion Agreement;

    (k) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is or could reasonably be expected to result in any change) that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Business (as the term "Business" is defined in the Marion Agreement) of the Marion Sellers (as defined in the Marion Agreement);

    (l) the Secured Notes Indenture (as defined in the Merger Agreement) shall not have been fully satisfied and discharged pursuant to the terms thereof, and all collateral securing the Secured Notes shall not have been released (unless the Secured Notes Indenture Trustee has delivered to the Company a written agreement providing for the release of such collateral), subject only to the receipt by the Secured Notes Indenture Trustee of funds (pursuant to the Debt Financing) sufficient to effect the redemption of the Secured Notes;

    (m) JNL shall not have waived the right to at least 30 days prior notice of redemption provided by Section 1105 of the Secured Notes Indenture, pursuant to Section 106 of the Secured Notes Indenture (unless JNL shall have entered into a binding agreement with the Company to sell all of the Secured Notes held by JNL to the Company, at no more than par, at a time designated by the Company and acceptable to the Purchaser);

    (n) any Person or group (as defined in Section 13(d)(3) of the Exchange
  Act) other than Parent or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that beneficially owns more than 15% of the outstanding Shares on the date hereof; provided, further, that such Person does not further increase its beneficial ownership beyond the number of Shares such Person beneficially owns on the date hereof; or

    (o) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Takeover Laws. The Company conducts business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL and below with respect to Chapter 552 of the Wisconsin Statutes, neither Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer, including compliance with certain provisions of Chapter 552 of the Wisconsin Statutes, is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Wisconsin Corporate Take-Over Law. Although the Company is organized under the laws of the state of Delaware, the Wisconsin Corporate Take-Over Law, Chapter 552 of the Wisconsin Statutes (the "Corporate Take-Over Law") may be applicable to the Company if the Company satisfies all of the elements of the definition of a "target company" thereunder. The Offer may constitute a "Take-Over Offer" within the meaning of the Corporate Take-Over Law.

  The provisions of the Corporate Take-Over Law that may be applicable to the Offer include the following: (i) a requirement that the Purchaser file solicitation materials with the Wisconsin Department of Financial
Institutions -- Division of Securities (the "Division") at the same time they are first used in the Offer; (ii) a prohibition against the dissemination of false and misleading solicitation materials (with the Division having the authority to prohibit the use of any such materials); (iii) a general prohibition against fraudulent and deceptive practices in connection with the Offer; (iv) a prohibition against the sale of the Shares to the Purchaser by a controlling person of the Company for consideration higher than that paid to other offerees; (v) a prohibition against the refusal by the Company to fail to cooperate with the Purchaser in certain respects; and (vi) a prohibition against the acquisition by a broker-dealer of any Shares on behalf of the Purchaser or the Company unless certain prior filings are made with the Division.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

  Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by AIP Capital Fund, which AIP Capital Fund expects to submit on or before September 2, 1997. Accordingly, if the Notification and Report Form is filed on or before September 3, 1997, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on the fifteenth day after such filing, unless early termination of the waiting period is granted by the FTC and the Department of Justice, Antitrust Division (the "Antitrust Division") or AIP Capital Fund receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from AIP Capital Fund prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by AIP Capital Fund with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or AIP Capital Fund or its subsidiaries. Private parties and states attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. See Section 15.

  If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Both AIP Capital Fund and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

  Other Foreign Laws. The Company and some of its subsidiaries conduct business in foreign jurisdictions, where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and intends to take such action as may be required or desirable. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

  16. FEES AND EXPENSES.

  The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. MISCELLANEOUS.

  The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser, Parent and AIP Capital Fund have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the NASDAQ in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          Bucyrus Acquisition Corp.

August 26, 1997

                                  SCHEDULE I

                      THE SOLE MEMBER, GENERAL PARTNERS,
                       DIRECTORS AND EXECUTIVE OFFICERS
                                      OF
                          BUCYRUS ACQUISITION CORP.,
            AMERICAN INDUSTRIAL PARTNERS ACQUISITION COMPANY, LLC,
              AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II, L.P.,
                   AMERICAN INDUSTRIAL PARTNERS II, L.P. AND
                   AMERICAN INDUSTRIAL PARTNERS CORPORATION

  1. BUCYRUS ACQUISITION CORP. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Bucyrus Acquisition Corp. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o American Industrial Partners Capital Fund II, L.P., One Maritime Plaza, Suite 2525, San Francisco, California 94111.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS                    HELD DURING THE PAST FIVE YEARS
       ----------------                    -------------------------------
 Lawrence W. Ward, Jr.         Mr. Ward is a Director and the President of both
                               Bucyrus Acquisition Corp. and American Industrial
                               Partners Acquisition Company, LLC. Mr. Ward was an
                               employee of AIP Management Co. from 1992 to 1995 and
                               has been an employee of American Industrial Partners,
                               an affiliate of American Industrial Partners Capital
                               Fund II, L.P., since 1995. From 1989 to 1992, he was
                               Vice President and Chief Financial Officer of
                               Plantronics, Inc., a telecommunications equipment
                               company. Mr. Ward is currently a director of Easco
                               Corporation, Day International Group, Inc. and RBX
                               Corporation.
 Kim A. Marvin                 Mr. Marvin is a Director, the Secretary and a Vice
                               President of both Bucyrus Acquisition Corp. and
                               American Industrial Partners Acquisition Company, LLC.
                               Mr. Marvin joined the San Francisco office of American
                               Industrial Partners in 1997 from the Mergers &
                               Acquisitions Department of Goldman, Sachs & Co. where
                               he was employed since 1994.
 Kenneth A. Pereira            Mr. Pereira is a Director and a Vice President of both
                               Bucyrus Acquisition Corp. and American Industrial
                               Partners Acquisition Company, LLC. Mr. Pereira joined
                               the San Francisco office of AIP Management Co. in 1989
                               and was an employee of AIP Management Co. from 1992 to
                               1995. Since 1995 he has been an employee of American
                               Industrial Partners where he specializes in the tax and
                               accounting aspects of acquisitions. He also serves as
                               the Controller of American Industrial Partners
                               Corporation.

  2. AMERICAN INDUSTRIAL PARTNERS ACQUISITION COMPANY, LLC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole member and executive officers of American Industrial Partners Acquisition Company, LLC. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o American Industrial Partners Capital Fund II, L.P., One Maritime Plaza, Suite 2525, San Francisco, California 94111.

                               PRESENT PRINCIPAL OCCUPATION OR
                               EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS        HELD DURING THE PAST FIVE YEARS
       ----------------        -------------------------------
 American Industrial Partners
  Capital Fund II, L.P.        Not Applicable
 Lawrence W. Ward, Jr.         See Part 1 of this Schedule I.
 Kim A. Marvin                 See Part 1 of this Schedule I.
 Kenneth A. Pereira            See Part 1 of this Schedule I.

  3. AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II, L.P. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole general partner of American Industrial Partners Capital Fund II, L.P. Such person is a citizen of the United States of America and the business address of such person is American Industrial Partners Capital Fund II, L.P., One Maritime Plaza, Suite 2525, San Francisco, California 94111.

                               PRESENT PRINCIPAL OCCUPATION OR
                               EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS        HELD DURING THE PAST FIVE YEARS
       ----------------        -------------------------------
 American Industrial Partners
  II, L.P.                     Not Applicable.

  4. AMERICAN INDUSTRIAL PARTNERS II, L.P. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole general partner of American Industrial Partners II, L.P. Such person is a citizen of the United States of America and the business address of such person is American Industrial Partners II, L.P., One Maritime Plaza, Suite 2525, San Francisco, California 94111.

                               PRESENT PRINCIPAL OCCUPATION OR
                               EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS        HELD DURING THE PAST FIVE YEARS
       ----------------        -------------------------------
 American Industrial Partners
  Corporation                  Not Applicable.

  5. AMERICAN INDUSTRIAL PARTNERS CORPORATION. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each the executive officers and directors of American Industrial Partners Corporation. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is American Industrial Partners Corporation, One Maritime Plaza, Suite 2525, San Francisco, California 94111.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS                    HELD DURING THE PAST FIVE YEARS
       ----------------                    -------------------------------
 Tom H. Barrett                Mr. Barrett is a member of the Board of Directors (a
                               "Director") and a Managing Director of American
                               Industrial Partners Corporation. Mr. Barrett was
                               employed by AIP Management Co. from 1992 to 1995 and
                               has been employed by American Industrial Partners, an
                               affiliate of American Industrial Partners Capital Fund
                               II, L.P., since 1995. Mr. Barrett is a director of A.O.
                               Smith Corporation, AIP Management Co., Rubbermaid,
                               Inc., Fieldcrest Cannon, Inc. and Air Products &
                               Chemicals, Inc. He is also a trustee of Mutual Life
                               Insurance Company of New York.
 W. Richard Bingham            Mr. Bingham is a Director, the President, Treasurer,
                               and Assistant Secretary of American Industrial Partners
                               Corporation. He co-founded AIP Management Co. and has
                               been a director and officer of AIP Management Co. since
                               1989. Mr. Bingham is also a director of Sweetheart
                               Holdings, Inc., Day International Group, Inc. and Easco
                               Corporation. He formerly served on the boards of Avis,
                               Inc., ITT Life Insurance Corporation and Valero Energy
                               Corporation.
 Robert Cizik                  Mr. Cizik is a Director and a Managing Director of
                               American Industrial Partners Corporation and has been
                               employed by American Industrial Partners since 1996.
                               Mr. Cizik is former Chairman of the Board of Cooper
                               Industries, Inc. After joining Cooper Industries, Inc.
                               in 1961, he served in various positions before being
                               named Executive Vice President and a Director in 1971,
                               President and Chief Operating Officer in 1973,
                               President and Chief Executive Officer in 1975, and
                               Chairman in 1983. Mr. Cizik currently serves as a
                               Director of Air Products and Chemicals, Inc., Harris
                               Corporation, PanEnergy Corp, and Temple-Inland, Inc. He
                               also serves as the Advisory Director of Wingate
                               Partners. He is a Director and Former Chairman of the
                               National Association of Manufacturers and Vice Chairman
                               of the Board of Trustees of the Committee for Economic
                               Development. Mr. Cizik is a Director of The University
                               of Texas-Houston Health Science Center Development
                               Board. In addition, he is a member and former President
                               of the Electrical Manufacturers Club. Mr. Cizik is a
                               Director of the Houston Forum and a member of the
                               National Advisory Council of the Texas Heart Institute.
 Robert L. Purdum              Mr. Purdum is a Director and a Managing Director of
                               American Industrial Partners Corporation. Mr. Purdum
                               retired as Chairman of Armco in 1994. From November
                               1990 to 1993, Mr. Purdum was Chairman and Chief
                               Executive Officer of Armoc. Mr. Purdum has been a
                               director of AIP Management Co. since joining American
                               Industrial Partners in 1994. Mr. Purdum is also a
                               director of Holephane Corporation, Berlitz
                               International, Inc., AIP Management Co., Day
                               International Group, Inc. and GMI Engineering &
                               Management Institute, Inc.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS                    HELD DURING THE PAST FIVE YEARS
       ----------------                    -------------------------------
 Burnell R. Roberts            Mr. Roberts is a Director and a Managing Director of
                               American Industrial Partners Corporation and is the
                               former Chairman and Chief Executive Officer of The Mead
                               Corporation ("Mead"), a paper products and electronic
                               publishing company. He was named President of Mead in
                               1981 and served as Chairman and Chief Executive Officer
                               from 1982 until 1992. From 1992 until 1993, Mr. Roberts
                               served as a director of Mead. Mr. Roberts joined AIP
                               Management Co. in 1993. Mr. Roberts is also a director
                               of Armco, Inc., Perkin-Elmer Corp., Sweetheart Holdings
                               Inc., DPL Inc., AIP Management Co., Universal
                               Protective Packaging, Inc., Day International Group,
                               Inc., Armes Corp., Dayton Power and Light, Granum Value
                               Fund and Rayonier, Inc.
 Theodore C. Rogers            Mr. Rogers is a Director, the Chairman of the Board and
                               the Secretary of American Industrial Partners
                               Corporation. He co-founded AIP Management Co. and has
                               been a director and officer of the firm since 1989. He
                               is currently a director of Easco Corporation,
                               Sweetheart Holdings, Inc. and Derby International.
 Kenneth A. Pereira            See Part 1 of this Schedule I.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

   BY MAIL, HAND OR OVERNIGHT                 BY FACSIMILE TRANSMISSION
            DELIVERY:                      (FOR ELIGIBLE INSTRUCTORS ONLY)


    40 Wall Street 46th Floor                      (718) 234-5001
    New York, New York 10005
                                            CONFIRM RECEIPT OF FACSIMILE BY
                                            TELEPHONE:

                                                   (718) 921-8200

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]


                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)

                                      or

                         CALL TOLL-FREE (800) 322-2885